Exhibit 10.2

SECOND AMENDMENT TO LEASE

THIS SECOND AMENDMENT to STANDARD OFFICE BUILDING LEASE (“the SECOND AMENDMENT”) entered into by and between BISCAYNE CENTRE, LLC. (“Landlord”) and REWARDS NETWORK, INC., as (“Tenant”) on JANUARY 24, 2005.

WITNESSETH

WHEREAS, Landlord, as Landlord, and Tenant, as Tenant, entered into a written Lease Agreement (agreement or Lease) dated May 11, 2001 (such lease, together with any valid addenda, modifications, riders, amendments and exhibits thereto, is collectively referred to as the “Lease”), covering certain premises consisting of 25,898 rentable square feet (the “Premises”) known as the Fourth Floor and Suite 509, 11900 Biscayne Boulevard, Miami, Florida, in the building known as Biscayne Centre (the “Building”), as more particularly described in the Lease; and

WHEREAS, Tenant is desirous of expanding into Suite 509A (871 square feet) which brings the total square footage to 26,769 rentable square feet;

WHEREAS, Tenant is the current Tenant, and Landlord is the current Landlord, under the Lease; and thereunder;

NOW THEREFORE, in consideration of TEN AND NO/100 DOLLARS ($10.00), the mutual promises and conditions contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged; and without limiting, modifying and or otherwise affecting any obligations of Tenant in the Lease, this agreement and/or any other documents executed in connection therewith, from time to time (collectively known as the documents); the parties do hereby agree that the Lease is hereby amended as follows; and the parties do hereby agree as follows:

1. The above recitals are true and correct and are incorporated herein.

2. This Agreement modifies the Lease, as set forth herein. Wherever there is a conflict between the terms of this Agreement and the Lease, the terms of this Agreement shall control. Capitalized terms so defined in this Agreement shall have the same meaning as set forth in the Lease.

3. Notwithstanding anything contained in the Lease to the contrary including without limitation Paragraph #3 of the Lease, Landlord and Tenant agree as follows;

A. The Base Rental Rate shall be FIVE HUNDRED THIRTY FIVE THOUSAND THREE HUNDRED EIGHTY AND NO/100 DOLLARS ($535,380.00) in equal monthly installments of FORTY FOUR THOUSAND SIX HUNDRED FIFTEEN AND NO/100 DOLLARS (44,615.00) which is computed at a Base Rental Rate of TWENTY AND NO/100 DOLLARS ($20.00) per rentable square foot per annum beginning February 1, 2005 and ending June 30, 2005.

4. Tenant Improvements: AS-IS.

5. Landlord holds a security deposit totaling the amount of FORTY FIVE THOUSAND NINE HUNDRED SIXTY EIGHT AND 95/100 DOLLARS ($45,968.95) from Tenant.

6. Operating Expenses: Operating Expenses pursuant to the Lease Agreement shall continue to be calculated in the same manner as they were in the original Lease.

Original Premises - (Suite 460) is 14,356 rentable square feet. The Base Year shall be 1997 and the Operating Expense Base shall be $6.60 per rentable square foot. Tenant’s proportionate share shall be 9.39%.

Expansion Premises “A” (Former 410) is 1,551 rentable square feet. The Base Year shall be 1998 and the Operating Expense Base shall be $6.60 per rentable square foot. Tenant’s proportionate share shall be 1.02%.

Expansion Premises “B” (Former 440/420) is 5,125 rentable square feet. The Base Year shall be 2000 and the Operating Expense Base shall be $7.00 per rentable square foot. Tenant’s proportionate share shall be 3.35%.

Expansion Premises “C” (Former 408) is 1,398 rentable square feet. The Base Year shall be 2001. Tenant’s proportionate share shall be .91%.

Suite 509 is 3,468 rentable square feet. The Base Year shall be 2002. Tenant’s proportionate share shall be 2.27%.

Suite 509A is 871 rentable square feet. The Base Year shall be 2005. Tenant’s proportionate share shall be 0.57%.

7. Tenant shall not use or permit the use of the Premises for the generation, storage, treatment, use, transportation or disposal of any chemical, material or substance which is regulated as toxic or hazardous or exposure to which is prohibited, limited, or regulated by any federal, state, county, regional, local or other governmental authority, or which, even if not so regulated, may or could pose a hazard to the health and safety of the other tenants and occupants of the Landlord’s property or adjacent property. In the event of any use in violation of this provision Tenant will remove, or cause to be removed, such material at its own expense, and will indemnify LANDLORD, its officers, agents, successors and assigns from and against any loss, cost, damage, liability or expense (including attorneys’ fees and disbursements) arising by reason of any clean up, removal, remediation, detoxification action or any other activity required or recommended by any governmental authority in connection with such violation or as a result of or in connection with the act or omission of Tenant or persons within Tenant’s control or the breach of this lease by TENANT or persons within TENANT’S control. Tenant’s liability for such indemnification is not limited by any exculpatory provision in this Lease, and shall survive any cancellation or termination of this Lease or transfer of Landlord’s interest in the Premises.

8. Landlord shall not be liable for any loss or damage to any property of Tenant or any others located in the Premises and/or any other portion of the Building, by theft or otherwise, irrespective of the cause of such damage or loss, unless due to the gross negligence of Landlord. Without limiting the terms of the immediately preceding sentence, Landlord shall not be liable to Tenant and/or anyone else for any loss, costs, fines, causes of action, or damage that may be occasioned by or through (i) the negligence, omissions or other acts of Tenant, other tenants or occupants, and/or any other persons or entities and/or (ii) any operations in the construction of any private, public or quasi-public work. Landlord shall not be liable for any damage to Tenant, any of Tenant’s property, the Premises, and/or any other property, and/or injury or death to any persons, resulting from fire, explosion, falling plaster, sprinklers, steam, gas, electricity, water, rain or leaks from any part of the Premises, the Building and/or elsewhere or from the pipes, appliances, or plumbing works and/or any bursting thereof or from the roof, ceiling, street, or subsurface or from any other place or by dampness or by any other cause of whatsoever nature. Without limiting any other terms of the Complete Lease, Landlord shall not be liable for latent defects in construction of the Premises and/or any of the Building. Notwithstanding anything contained in the Complete Lease to the contrary, in no event shall Landlord be liable for any incidental or consequential damages. In no event shall Landlord be liable for any interruption or failure in the supply of any utility or other service to the Premises and/or the Building.

Landlord shall have no obligation to provide any security whatsoever for the Premises and/or the Building, and Landlord shall not be liable for any personal injuries, property damage, theft and/or other damage or loss occurring on or about the Premises, the real property on which the Building is located, the common areas, parking areas, and/or any other portions of the Building and/or related on and off-site facilities, and Landlord shall not be liable for any damage or loss of any nature whatsoever to, or any theft of, automobiles or other vehicles located within such parking areas and/or other facilities or any contents therein, while in or about the same. Landlord has no liability for providing and/or discontinuing any security whatsoever and if Landlord provides security, no liability for personal injuries, property damage, theft and/or other damage or loss shall arise in any event upon so providing such security and Landlord may, in its absolute discretion, without incurring any liability by reason thereof, discontinue same at any time.

9. By execution hereof, Tenant acknowledges and agrees that Landlord is in full compliance with all of the terms and conditions of the Lease and that there exist at the time of the full execution hereof no event of default and no claim against Landlord for default, breach or setoff and Tenant does hereby release, remand, and relinquish any and all claims whatsoever which Tenant has or may have against Landlord. The provisions of this Paragraph shall survive the Termination of the Lease and/or any other matter.

10. Tenant does hereby represent and warrant that as of the full execution hereof, Tenant has not granted to any person or entity whatsoever an interest in the Lease, the Premises, and/or any improvements, fixtures and/or property located on or about the Premises, except as may have been granted to Landlord.

11. The terms and conditions of this Amendment shall inure to the benefit of the successors and assigns, heirs, representatives, mortgagees and executors of Landlord and subject to the restrictions imposed on the Tenant under the Lease with respect to assigning, encumbering and/or subletting, the terms and conditions of this Amendment shall be binding upon the successors and assigns, heirs, representatives, and executors of Tenant.

12. Should any provision of this Amendment and/or the Lease require judicial or other interpretation or construction, it is agreed that the court or fact finder interpreting or construing same shall not apply a presumption that the terms shall be more strictly construed against one party or the other by reason of the rule of construction that a document is to be construed more strictly against the party who through itself or through its agents prepared the document. It is acknowledged and agreed that the agents and attorneys of the undersigned have participated in the preparation and negotiation of this Amendment and/or the Lease or the undersigned have elected not to engage such agents and/or attorneys, in their sole discretion.

13. This Amendment may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one (1) original Amendment.

14. The Lease, as modified by this Amendment, contains the entire agreement of the parties, and no representations, promises, or agreements, other than those made herein, have been made by any of the parties hereto in connection with the subject matters hereof. Any waiver or modification of the terms of the Lease, as modified by this Amendment, shall be in writing and signed by the party against whom enforcement is sought. Any verbal consent to any modification thereof or any of their terms, conditions, or provisions shall be null and void.

15. If any term or provision of the Lease, as modified by this Amendment, or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of such documents, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision thereof shall be valid and enforced to the fullest extent permitted by law. If any term or provision of the Lease, as modified by this Amendment, is capable of two interpretations, one of which renders it valid, the other of which renders it invalid, the term or provision shall have the meaning which renders it valid.

16. Except as otherwise specifically provided herein to the contrary, all of the terms and conditions of the Lease shall remain in full force and effect.

17. Without limiting the generality of the terms of the Lease, this Amendment, and/or any other documents, and notwithstanding anything contained in any documents to the contrary, the parties hereto acknowledge, agree and represent that any landlord’s, lessor’s or similar lien (including without limitation, as provided in Chapter 83, Florida Statutes) of Landlord for rent upon the property, fixtures and improvements found upon or off the Premises shall be and remain in full force and effect continuously and uninterruptedly notwithstanding this Amendment and/or any other matter in connection therewith and/or with the Lease, and Tenant acknowledges, agrees and represents that such landlord’s, lessor’s or similar lien has been, is and shall at all times be superior to any claim that Tenant and/or any other person and/or entity whatsoever had and/or has on the Premises and any fixtures, property and/or improvements previously, now and/or hereafter located on or about the Premises.

18. This Amendment shall be governed by, and construed in accordance with, the laws of the State of Florida and any litigation in connection therewith shall be in Dade County, Florida.

IN WITNESS WHEREOF, Landlord and Tenant have executed this Amendment on the dates set forth below.

Witnesses:		REWARDS NETWORK INC.

1)	/s/ Laura J. Lazarczyk	By:	/s/ Kenneth R Posner
	Laura J. Lazarczyk	Name:	Kenneth R Posner
		Title:	S.V.P Finance and Administration and CFO
2)	/s/ Rita McInerney	Date:	Jan. 24, 2005
Rita McInerney

Witnesses:		BISCAYNE CENTRE LLC.

1)		By:	/s/ Richard Wagman
2)	/s/ K. Catalano	Name:	Richard Wagman
		Title:	Vice-President
		Date:	Jan. 30, 2005

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